                                                                    EXHIBIT 21


                     SUBSIDIARIES OF LA QUINTA INNS, INC.
                               ("THE COMPANY")
                            AS OF JANUARY 31, 1996


The Company has eight (8) active wholly-owned corporate subsidiaries which are:


1.   La Quinta Financial Corporation, a Texas corporation;
2.   La Quinta Realty Corp., a Texas corporation;
3.   La Quinta Investments, Inc., a Delaware corporation;
4.   LQI Acquisition Corporation, a Delaware corporation;
5.   La Quinta Plaza, a Texas corporation;
6.   La Quinta Inns de Mexico S.A. de C.V., a Mexico corporation;
7.   La Quinta Inns of Lubbock, Inc., a Texas Corporation; and
8.   La Quinta Inns, Inc. of Puerto Rico, Inc. a Delaware corporation.

The following are wholly-owned partnerships of the Company as of January 31, 1996.

La Quinta Development Partners, L.P.
LQ-LNL Limited Partnership
LQM Operating Partners, L.P.
La Quinta Denver-Peoria Street, Ltd.
LQ-Big Apple Joint Venture
LQ-East Irvine Joint Venture
La Quinta Motor Inns, Limited Partnership
LQ Investments I
LQ Investments II

The following are unincorporated partnerships and joint ventures (general and limited partnerships) of the Company as of January 31, 1996.

                                            PERCENTAGE OF
                                             OWNERSHIP OF
          ENTITY                             THE COMPANY
          ------                            -------------
La Quinta-Dallas Central Expressway, Ltd.       64.8%
La Quinta-Austin Motor Hotel, Ltd.              66.7%
La Quinta Houston I.H. 10, Ltd.                 50.0%
La Quinta-San Antonio South Joint Venture       50.0%
LQ Motor Inn Venture-Austin No. 530             50.0%
La Quinta-Wichita, Kansas No. 532, Ltd.         50.0%
LQ-West Bank Joint Venture 1982                 60.0%

The Company is the sole general partner or managing partner of all of the partnerships listed above.